Exhibit 10.25
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”), dated as of June 2, 2020, between PVH B.V., a private company with limited liability, organized and existing under the laws of the Netherlands (the “Company”), and MARTIJN HAGMAN (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive has previously entered into an Employment Agreement with PVH B.V. (as assignee of PVH Europe B.V.), dated as of February 6, 2017, as amended to the date hereof (the “Existing Agreement”);
WHEREAS, the Executive has been appointed as a statutory director of PVH Europe B.V. (“statutair directeur”) on March 25, 2013, and as a statutory director of PVH B.V. (“statutair directeur”) on May 1, 2014;
WHEREAS, the Company desires to enter into a new employment agreement with the Executive to ensure that the Executive is retained on a full-time basis in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.Employment.
(a)Employment Period. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and conditions hereof. The employment shall commence on the date hereof and shall remain valid thereafter unless and until terminated in accordance with the terms hereof or until otherwise mutually agreed. The period commencing on the date hereof and ending on the effective date of the termination of the Executive’s employment is hereinafter referred to as the “Employment Period.”
(b)Position and Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of Tommy Hilfiger Global and PVH Europe (or in such other position or positions as the Board of Directors of PVH Corp. (“PVH”), which, for purposes hereof includes any Committee thereof (the “Board”), or the Executive Chairman, Chief Executive Officer or President of PVH (each a “PVH Executive Officer”) may designate from time to time). The Executive shall (i) perform such duties and services as shall from time to time be assigned to the Executive, (ii) devote all of the Executive’s business time to the services required of the Executive under this Agreement, excluding any periods of vacation and sick leave to which the Executive is entitled, and (iii) use the Executive’s best efforts, judgment, skill and energy to perform such duties and services. As used in this Section 1(b), “business time” shall be determined in accordance with the usual and customary standards of PVH. The Executive resides in Amsterdam, the Netherlands and shall perform his duties at the Company’s offices in Amsterdam, the Netherlands, except as otherwise provided herein. The Executive shall devote as much time to the Company’s business as required for the performance of his duties hereunder.

2.Compensation.
(a)Base Salary. The Executive shall receive an initial gross annual salary of €800,000 including 8% holiday allowance based on a fulltime workweek (the “Base Salary”); provided, however, that the Executive acknowledges and agrees that his Base Salary shall continue to be temporarily reduced as provided in the consent and waiver dated April 7, 2020, a copy of which is annexed hereto as Exhibit A. The gross annual salary excluding 8% holiday allowance is due and payable in 12 equal installments at the end of each calendar month. The 8% holiday allowance shall be paid in a single lump sum in May of each calendar year during the Employment Period. The Executive’s Base Salary shall be reviewed for increase at least annually by the Board pursuant to its normal performance review policies for “executive officers” (as defined under the rules of the New York Stock Exchange). PVH or the Board may from time to time, in its sole and absolute discretion, increase the Base Salary by any amount it determines to be appropriate. Base Salary shall not be reduced without the consent of the Executive, unless the Board imposes similar reductions in base salaries for other similarly situated executives. The term Base Salary as utilized in this Agreement shall refer to the Executive’s annual Base Salary as then in effect.
(b)Incentive and Bonus Compensation. The Executive shall be eligible to participate in PVH’s existing and future bonus and stock plans and other incentive compensation programs for similarly situated executives (each a “Plan,” collectively, “Plans”), to the extent that the Executive is qualified to participate in any such Plan under the generally applicable provisions thereof in effect from time to time. Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under any Plan. To the extent the Executive does participate in a Plan and the Plan does not expressly provide otherwise, PVH, a PVH Executive Officer or the Board, as appropriate, may determine all terms of participation (including, without limitation, the type and size of any award, payment or other compensation and the timing and conditions of receipt thereof by the Executive) in their sole and absolute discretion. Nothing herein shall be deemed to prohibit PVH or the Board from amending or terminating any and all Plans in their sole and absolute discretion. The terms of each Plan, and any agreement issued thereunder, shall govern the Executive’s rights and obligations in respect to the Plan and awards or benefits thereunder during the Executive’s employment and upon the termination thereof. Without limiting the generality of the foregoing, the definition of Cause in this Agreement shall not supersede the definition of cause in any Plan (unless the Plan expressly defers to the definition of cause under an executive’s employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive’s employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.
(c)Pension, Insurance and Sickness. The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company or PVH for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time, it being acknowledged that by virtue of the Executive’s residence and principal workplace being Amsterdam, the Netherlands, there may be differences in the employee benefit and insurance plans provided to him and PVH’s executives in the United States or elsewhere. Without limiting the generality of the foregoing, the parties acknowledge and agree that the Company intends to establish an optional defined contribution plan in which initially a small number of senior executives of PVH Europe, including the Executive, may participate.

Pursuant to such plan, participants would receive a supplemental retirement benefit. The Company shall be responsible for the selection of the third parties who would be responsible to administer the plan, including the determination of investment options. The adoption of such plan, which is subject to approval thereof by the Board, shall be prior to or during PVH’s fiscal 2021 year. In addition to the foregoing and not in limitation thereof, during the Employment Period, the Executive shall take part in the collective pension arrangement of the Company with Swiss Life (Zwitserleven), in accordance with the conditions as explained in the pension document of the Company. The Executive acknowledges that the Executive has received a copy of such pension document. In addition, the Company has entered into (i) a Collective WIA Gap insurance for all employees, which insures the risk of a drop in income if an employee becomes partially incapacitated for work, and (ii) a Collective WIA Gap Excedent insurance coverage for employees with a salary above the maximum income over which the statutory WIA benefit is calculated. The Company contributes 50% of the premium for each such insurance coverage. Nothing herein shall be deemed to prohibit the Company, PVH or the Board from amending or terminating any such plan in its sole and absolute discretion. Except as otherwise provided herein, the terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof. If the Executive is unable to perform the agreed work due to illness, the Executive shall remain entitled to the partly continued payment of wages in accordance with the minimum payments as required by the Dutch Civil Code (the “DCC”).
(d)Expenses. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof. Such procedures include the reimbursement of approved expenses within 30 days after approval.
(e)Car Allowance. The Company shall provide the Executive with a car allowance of €1,800 gross per month.
(f)Vacation. The Executive is entitled to 25 days paid vacation per year on the basis of a fulltime workweek to be taken at such times as agreed with the Company. If the Executive performed work during only a part of the year the number of holidays shall be calculated proportionately.
3.Termination of Employment.
(a)General. This Agreement may be terminated by the Executive whilst observing a notice period of six months or by the Company whilst observing a notice period of 12 months. During the notice period, the Executive is entitled to all compensation and benefits according to the terms and conditions of the Agreement but the Company may request that the Executive return all work equipment (such as mobile, laptop, etc.) without any compensation.
(b)Automatic Termination at Pension Age. The Agreement shall end in any event without notice being required, at the end of the month in which the Executive reaches the pensionable age within the meaning of the Dutch General Old Age Pensions Act.

(c)Accrued Rights; Pro Rata Bonus. In case of termination for whatever reason, the Executive is entitled to the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any) as of the effective date of termination, (ii) any accrued but unused holidays as of the effective date of termination, to the extent required by applicable law, (iii) all unreimbursed expenses (if any) as of the effective date of termination, subject to Section 2(d), and (iv) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (the “Other Benefits”), together referred to as “Accrued Rights.” In addition, in case of termination for whatever reason, other than a termination by the Company for Cause (as defined in Section 3(d)(i)), by reason of the Executive’s death or by reason of the Executive reaching the pensionable age as referred to in Section 3(b), the Executive shall be eligible to receive a pro rata payout of any bonus award granted with respect to the performance cycle during which notice of termination is given (a “Pro Rata Bonus”). The payout of a Pro Rata Bonus shall be based on the actual performance level achieved against the performance measures established for the Executive’s award, as determined in accordance with PVH’s standard practices. If actual performance for the performance cycle is at a level sufficient to meet the established performance measures, then the Pro Rata Bonus shall be based upon the payout for the performance level achieved, as determined in accordance with PVH’s standard practices, multiplied by a fraction, the numerator of which is the number of days from the beginning of the performance cycle to the last day of the statutory notice period and the denominator of which is the total number of days in the performance cycle. Any Pro Rata Bonus shall be paid at the same time that bonuses for the performance cycle are paid to similarly situated executives of the Company. For the avoidance of doubt, no bonus awards shall be granted to the Executive once a notice of termination of employment is given hereunder.

(d)Termination for Cause by the Company. In the event of Cause, the Company shall be entitled to terminate the Agreement with immediate effect. Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of the Accrued Rights. For the avoidance of doubt, the Executive shall have no right to receive any amounts under any severance policy of PVH or any of its subsidiaries (as then in effect, if any) upon the Executive’s termination for Cause.
(i)For purposes of this Agreement, “Cause” shall be defined as: (i) gross negligence or willful misconduct, as the case may be, (1) in the performance of the material responsibilities of the Executive’s office or position, which results in material economic harm to the Company or its affiliates or (2) that results in material reputational harm to the Company or its affiliates; (ii) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company that specifically identifies the manner in which the Board or the Company believes that the Executive has not substantially performed the Executive’s duties, and the Executive has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following the Executive’s receipt of such written demand; (iii) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or comparable crime within the meaning of European Union, Dutch national, U.S. Federal, state or local law (other than a traffic violation) or a crime of moral turpitude; (iv) the Executive having willfully divulged, furnished or made accessible any Confidential Information (as hereinafter defined) to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, as appropriate in the ordinary course of business; (v) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which the Executive is then acting for the Company; (vi) any material breach of this Agreement, PVH’s Code of Business Conduct and Ethics or any other material Company or PVH policy; or (vii) any other urgent reason within the meaning of Article 7:677 or 7:678 of the DCC.
(ii)For purposes of Section 3(d)(i), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board, a PVH Executive Officer, or PVH’s Chief Financial Officer or Chief Operating Officer or based upon the advice of counsel for PVH or the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(e)Termination without Cause by the Company or for Good Reason by the Executive prior to a Change in Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment with the Company for Good Reason (as defined in Section 3(i)(iii)), other than during the two-year period following a Change in Control (as defined in Section 3(i)(ii)), the Executive shall be entitled to (i) an aggregate amount (the “Severance Amount”) equal to the sum of (1) the Base Salary, plus (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under PVH’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination); and (ii) the payment or provision of the Accrued Rights. The Severance Amount shall be deemed to include all statutory severance payments and/or benefits in connection with the termination of this Agreement. For the avoidance of doubt, the Severance Amount shall never accumulate with the statutory severance payment, irrespective of whether it is payable to the Executive under the DCC or not. The Severance Amount shall be paid in 12 monthly substantially equal installment payments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment, subject to the Executive delivering the settlement agreement within the meaning of Article 7:900 of the DCC, including a termination agreement within the meaning of Article 7:670b of the DCC (hereinafter referred to as the “Settlement Agreement”).
(f)Termination by Voluntary Resignation (without Good Reason) by the Executive. The Executive may terminate the Executive’s employment with the Company without Good Reason by voluntary resignation. Upon such termination, the Company shall have no further obligation to the Executive under the Agreement except for (i) the payment or provision of the Accrued Rights and (ii) in consideration of the covenant in Section 5(d), an amount equal to the Base Salary for 12 months, which amount shall be paid in 12 substantially equal installments and on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination. Notwithstanding the foregoing, the

Executive shall provide no less than six months prior written notice of the effective date of the Executive’s resignation (other than for Good Reason). The Company shall continue to pay the Executive the Executive’s Base Salary during such six month period. Notwithstanding the foregoing, the Company, in its sole and absolute discretion, may waive the requirement for prior notice of the Executive’s resignation or decrease the notice period, in which event the Company shall have no continuing obligation to pay the Executive’s Base Salary or shall only have such obligation with respect to the shortened period, as the case may be.
(g)Disability. The Executive’s employment shall be terminable by the Company due to the disability of the Executive pursuant to article 7:669, paragraph 3(b) of the DCC (“Disability”). If the Executive’s employment is terminated by the Company due to the Executive’s Disability, the Company shall have no further obligation to the Executive hereunder except for (i) the payment of the statutory severance payment (transitievergoeding) and (ii) the payment or provision of the Accrued Rights.
(h)Death. If the Executive shall die during the Employment Period, this Agreement shall terminate immediately by operation of law on the date of the Executive’s death pursuant to article 7:674 of the DCC and the Company shall have no further obligation to the Executive hereunder except of the payment or provision to the Executive’s estate of the Accrued Rights and the obligations pursuant to Article 7:674 paragraph 2 of the DCC.
(i)Termination by the Company without Cause or by the Executive for Good Reason Subsequent to a Change in Control.
(i)If within two years after the occurrence of a Change in Control, the Executive terminates the Executive’s employment with the Company for Good Reason or the Company terminates the Executive’s employment without Cause, the Executive shall be entitled to: (i) an aggregate amount (the “Change in Control Severance Amount”) equal to the sum of (1) the Base Salary, plus (2) an amount equal to the bonus that would be payable if “target” level performance were achieved under PVH’s annual bonus plan (if any) in respect of the fiscal year during which the termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination); and (ii) the payment or provision of the Accrued Rights. The Change in Control Severance Amount shall be deemed to include all statutory severance payments and/or benefits in connection with the termination of this Agreement. For the avoidance of doubt, the Change in Control Severance Amount shall never accumulate with the statutory severance payment, irrespective of whether it is payable to the Executive under the DCC or not. The Change in Control Severance Amount shall be paid in a lump sum on the first scheduled payroll date (in accordance with the Company’s payroll schedule in effect for the Executive immediately prior to such termination) that occurs on or following the date that is 30 days after the Executive’s termination of employment; provided, however, that the payment of such Change in Control Severance Amount is subject to the Executive’s compliance with the requirement to deliver the Settlement Agreement contemplated pursuant to Section 4(a).
(ii)“Change in Control” shall be deemed to occur upon the first to occur of the following events:
A.Any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes a “beneficial owner,” as such term is used in Rule 13d-3 of the Exchange Act, of 25% or more of the combined voting power of the then-outstanding voting securities of

PVH entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 3(i)(ii)(A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from PVH, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from PVH; (2) any acquisition by PVH; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PVH or any of its affiliates; or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 3(i)(ii)(C) below;
B.Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by PVH’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
C.Consummation of a reorganization, merger, consolidation or a sale or other disposition of all or substantially all of the assets of PVH (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding shares of common stock of PVH (the “Outstanding Company Common Stock”) and the Outstanding Company Voting Securities, immediately prior to such Business Combination, beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns PVH or all or substantially all of PVH’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (2) no person (other than PVH, any employee benefit plan (or related trust) of PVH or such corporation resulting from such Business Combination) beneficially owns directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination, whichever occurs first; or

D.The approval by the stockholders of PVH of a complete liquidation or dissolution of PVH.
(iii)“Good Reason” shall mean the occurrence of any of the following events or circumstances without the Executive’s prior written consent:
A.the assignment to the Executive without the Executive’s consent of any duties inconsistent in any material respect with the Executive’s position (including status and title), authority, duties or responsibilities as contemplated by Section 1(b) (or following a Change in Control, as in effect immediately prior to such Change in Control), or any other action by the Company or PVH that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company or PVH promptly after receipt of notice thereof given by the Executive and the assignment of additional or alternate duties or responsibilities to the Executive in connection with the Executive’s professional development or the reallocation of some of the Executive’s duties or responsibilities to other executives of the Company or PVH in connection with the evolution of the Executive’s position;
B.a change in the Executive’s reporting relationship such that the Executive no longer reports directly to the Board, a PVH Executive Officer or any person serving in the role of principal executive officer, PVH’s Chief Operating Officer or a comparable role;
C.a reduction of the Executive’s Base Salary, unless the Board imposes similar reductions in base salaries for other similarly situated executives;
D.the taking of any action by the Company or PVH that substantially diminishes (1) the aggregate value of the Executive’s total compensation opportunity, and/or (2) the aggregate value of the employee benefits provided to the Executive, in each case relative to all other similarly situated senior executives pursuant to the Company’s or PVH’s employee benefit and insurance plans as in effect on the effective date of this Agreement (or, following a Change in Control, as in effect immediately prior to such Change in Control);
E.the Company or PVH requiring that the Executive’s services be rendered primarily at a location or locations more than 75 miles from the location of the Executive’s principal office at which the Executive performs the Executive’s duties under this Agreement, except for travel, and visits to PVH offices and facilities worldwide, reasonably required to attend to PVH’s business; or
F.the failure to require any successor to the Business (as defined below) (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Business to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
The Executive can only terminate employment for Good Reason if: (1) the Company receives a Notice of Termination (as defined below) from the Executive within 60 days following the occurrence of the event claimed to give rise to the right to resign for Good Reason; (2) the Company or PVH fails to cure the event constituting Good Reason within 30 days after receipt of the Notice of Termination; and (3) the Executive terminates the Executive’s employment in writing within 60 days following the expiration of such cure period; provided, however, in all cases, the Executive must observe the notice period set forth in Section 3(a).
(j)No Severance for Certain Sales. Notwithstanding anything in this Agreement to the contrary and whether or not the Executive’s employment may be deemed to be terminated under applicable law or otherwise, the Executive’s employment hereunder shall not be deemed terminated and the Executive shall not be entitled to the Severance Amount or the Change in Control Severance Amount, as applicable, if the subsidiary, business or operating unit or division in which the Executive is then employed (the “Business”) is sold, spun off or otherwise disposed of by PVH, regardless of the form or nature of such transaction, and either (a) the Executive continues the Executive’s employment in substantially the same or a greater capacity in regard to the Business as immediately prior to the transaction, regardless of the terms of such employment, or (b) the Executive is offered continued employment in connection with such transaction (whether or not the Executive accepts the offer) and either (i) this Agreement is to be assumed by the purchaser or other acquirer of the Business or is to be continued as a result of the purchase, spin off or other transaction involving a change in control of the entity then employing the Executive or (ii) the Executive is offered employment in substantially the same or a greater capacity in regard to the Business and (A) the Executive’s base salary is no less than the Base Salary then in effect and (B) all other compensation and benefits offered to the Executive are consistent with similarly situated executives with the new employer (including in comparable affiliates).
(k)Garden Leave. In connection with either party’s termination of this Agreement, the Company shall be entitled to relieve the Executive of his duties for the Company and for PVH and any of its other subsidiaries and affiliates with immediate effect. The Executive shall, however, remain at the Company’s disposal during the notice period, and for up to the same amount of time as required for the performance of his duties hereunder prior to the delivery of the Notice of Termination, to carry out such duties within the Executive’s competence, as the Company deems fit. The Company is entitled to permanently require the Executive not to perform any work for the Company and PVH or any of its other subsidiaries and affiliates.
(l)Notice of Termination. Any termination by the Company or by the Executive, other than a termination by reason of the Executive’s death or the Executive reaching the pensionable age as referred to in Section 3(b), shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 9(b). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the date of termination.
(m)Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of the Notice of Termination (or any such later date as the Company may request), from any and all positions that the Executive holds with PVH and any of its subsidiaries and affiliates, including the Company, and the board of directors or similar body (and any committees thereof) of any of PVH’s subsidiaries and affiliates.
4.Full and Final Settlement.
(a)The amounts paid to the Executive pursuant to Sections 3(e) or 3(i), as applicable, following termination of the Executive’s employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims the Executive may have with respect to the Executive’s employment by the Company and the termination thereof, other than as expressly provided in Section 2(b). Such amounts shall constitute liquidated damages with respect to any and all such rights and claims. In consideration of the Executive’s receipt thereof, the Executive shall enter into the Settlement Agreement with the Company. The payments and provision of benefits to the Executive required by Sections 3(e) and 3(i), other than amounts that are required to be paid to the Executive under applicable law, shall be conditioned upon the Executive’s execution and delivery of the Settlement Agreement.
(b)For the avoidance of doubt, the payment of the Severance Amount or the Change in Control Severance Amount, as applicable, shall be in lieu of any amounts payable under any and all severance policies of the Company or PVH (as then in effect and applicable to the Executive) and the Executive hereby waives any and all rights thereunder. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates.
5.Restrictive Covenants. For purposes of this Section 5, all references to the Company shall be deemed to refer to PVH and its subsidiaries, including, without limitation, PVH B.V.
(a)Confidentiality. The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, consumer data, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, network configuration and architecture, proprietary software, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. The Executive further agrees that at any time during the Employment Period or thereafter the Executive will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except (i) as (and only to the extent) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a). The Executive further agrees that following the termination of the Employment Period for whatever reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (B) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).
(b)Public Comment. The Executive, during the Employment Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees. Similarly, the then-current members of the Company’s senior management shall not make any derogatory comment concerning the Executive.
(c)Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of the Executive’s employment with the Company, the Executive may gain knowledge of such information concerning the Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that the Executive would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if the Executive were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. The Executive agrees that during the Employment Period and for a period of nine months following the termination thereof for any reason (the “Restricted Period”), the Executive will not, on behalf of the Executive or any other individual, company, partnership, corporation or other entity (each, a “person”), other than the Company, directly or indirectly do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any person that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information. The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of the Executive or any other person that are directly competitive with those of the operating divisions of the Company in which the Executive has worked or over which the Executive has or has had supervisory responsibility, in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range or over which the Executive is in possession of Confidential Information. The Executive furthermore agrees that, during the Employment Period and the Restricted Period, the Executive will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers, except in the ordinary course of the Company’s business. If the Executive does not observe the full notice period set forth in Section 3(a), then, for purposes of this Section 5(c), the Restricted Period shall be extended for a period of time equal to the period during which the notice period was not observed by the Executive.

(d) Non-Competition Restriction. The Executive agrees that, during the Employment Period and the Restricted Period, the Executive shall not, without the prior written consent of PVH, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, investor, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity anywhere in the world that is engaged in a business that is in competition with either (i) the businesses or products of the Company as of the Executive’s date of termination or (ii) any business that the Company is planning to engage in or products that the Company is planning to develop or launch. Nothing included in this Section 5(d) shall restrict the Executive from owning, for personal investment purposes only, less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company, provided that the Executive has no connection or relationship with the issuer of such securities other than as a passive investor.
(e)Non-Solicitation of Employees. The Executive agrees that during the Employment Period and the 12-month period following the termination thereof for any reason (the “Non-Solicitation Period”), the Executive shall not hire or solicit to hire, whether on the Executive’s own behalf or on behalf of any other person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company (each, a “Relevant Employee”). Furthermore, during the Employment Period and the Non-Solicitation Period, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business. Without limiting the generality of the foregoing, the Executive agrees that during the Non-Solicitation Period, the Executive shall (i) respond to any unsolicited request from any Relevant Employee by stating that the Executive is prohibited from discussing job opportunities or career paths during the Non-Solicitation Period; (ii) not discuss any career opportunities with any Relevant Employee; (iii) not contact a Relevant Employee in order to persuade the employee to re-consider employment with the Company; and (iv) not be involved in any manner in the application process of any Relevant Employee with any person who, after the Employment Period, employs the Executive or to whom the Executive provides services. If the Executive does not observe the full notice period set forth in Section 3(a), then, for purposes of this Section 5(e), the Non-Solicitation Period shall be extended for a period of time equal to the period during which the notice period was not observed by the Executive.
(f)Injunctive Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in Section 5(a) (Confidentiality), Section 5(b) (Public Comments), Section 5(c) (Non-Interference), Section 5(d) (Non-Competition Restriction), and Section 5(e) (Non-Solicitation of Employees) relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. The Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. Furthermore, the Executive commits to informing any person with whom he seeks employment or to whom he seeks to provide services after the

Employment Period of the existing restrictive covenants set forth in Section 5(a) (Confidentiality), Section 5(c) (Non-Interference), Section 5(d) (Non-Competition Restriction), and Section 5(e) (Non-Solicitation of Employees), in each case so long as such covenant remains in effect.
(g)Penalty. The Executive acknowledges and agrees that in case of a breach of any of the covenants and obligations of the Executive set forth in Section 5(a) (Confidentiality), Section 5(c) (Non-Interference), Section 5(d) (Non-Competition Restriction), and Section 5(e) (Non-Solicitation of Employees), the Executive shall owe to the Company without any demand or other prior notice a non-recurrent penalty of €50,000, to be increased by a penalty of €5,000 for each day, including a portion of a day, that the breach continues, subject to a maximum aggregate penalty equal to two times the highest Base Salary in effect during the Employment Period. The Company shall be entitled to the penalty without prejudice to any claim for the specific performance of the covenants and obligations set out in this Section 5. The Company shall have the right to claim damages in addition to the aforementioned penalty.
(h)Blue Penciling. If any of the covenants and obligations of the Executive set forth in Section 5(a) (Confidentiality), Section 5(c) (Non-Interference), Section 5(d) (Non-Competition Restriction), and Section 5(e) (Non-Solicitation of Employees) shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent the Executive from obtaining gainful employment subsequent to the termination of the Executive’s employment. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defence to the enforcement by the Company of the foregoing restrictive covenants and such claim or cause of action shall be determined separately.
6.Intellectual Property Rights.
(a)The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company. The Company shall have a right to freely develop and alter such Proprietary Materials and to license and assign them to third parties.
(b)Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.
(c)The Executive agrees and undertakes without any additional compensation to execute all such deeds and documents that, in the Company's sole discretion, are necessary or desirable in order for the Company to be able to protect, register, maintain and in any other way fully enjoy the Company’s rights referred to under this Section 6. For purposes of this Section 6, all references to the Company shall be deemed to refer to PVH and its subsidiaries, including, without limitation, PVH B.V.
7.Indemnification.
(a)The Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, director or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law; provided, however, that the Executive shall not be entitled to indemnification under this Agreement with respect to any expense, loss, liability or damage that was caused by the Executive’s own gross negligence, willful misconduct or reckless disregard of the Executive’s duties under this Agreement or as prohibited under applicable law.
(b)The Company shall pay any and all reasonable legal fees incurred by the Executive in the defence of any such claim as referred to in Section 7(a) on a current basis; provided, however, that the Executive shall be obligated to reimburse the Company for any fees that it is determined the Executive is not entitled to have paid by the Company under applicable law.
(c)The Company shall have the right to select counsel reasonably acceptable to the Executive to defend such claim and to have the same counsel represent the Company and its officers and directors unless there is a material conflict of interest between the Company and the Executive, in which case the Executive may select and retain the Executive’s own counsel at the Company’s expense.
(d)The Executive shall not settle any action or claim against the Executive without the prior written consent of the Company.
8.Legal Fees. The Company agrees to reimburse the Executive (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the effective date of this Agreement through the Executive’s remaining lifetime to the fullest extent permitted by law, for all reasonable legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided that the Executive prevails with respect to at least one substantive issue in dispute.
9.Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of the Executive’s rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the

Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
(a)Any notices to be given under this Agreement shall be in writing and delivered personally or sent by international courier, signature required, or registered or certified mail, return receipt requested, costs paid by the sender as follows:
(i)If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records;
(ii)If to the Company at:
PVH B.V.
Danzigerkade 165
1013 AP, Amsterdam, The Netherlands
Attention: Executive Vice President, People & Campus PVH Europe
With a copy to:
PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Executive Vice President, General Counsel and Secretary
Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.
(b)The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof. In the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.
(c)The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there will be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have under this Agreement, including, without limitation, the right of the Executive to terminate employment for Good Reason or the Company’s right to terminate the Executive’s employment for Cause, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(d)The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(e)Any payments provided for under this Agreement shall be reduced by any taxes or other amounts required to be withheld by the Company, and any benefits provided hereunder shall be subject to taxation if and to the extent provided, from time to time under applicable employment or income tax laws or similar statutes or other provisions of law then in effect.
(f)This Agreement shall be governed by and construed in accordance with the laws of the Netherlands. All Plans shall be governed by the law stated therein or, if no governing law is identified, then by the law of the jurisdiction of organization of the person who adopted the Plan.
(g)This Agreement may be amended, supplemented or otherwise modified only by a written document executed by the parties hereto or their respective successors or assigns.
(h)The Company is entitled to unilaterally amend this Agreement, including all the documents constituting part thereof, if the Company has a substantial interest in such amendment(s) that outweighs the interests of the Executive (which may be adversely affected by such amendment(s)) in accordance with the standards of reasonableness and fairness.
(i)The Company and the Executive hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.
(j)This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Existing Agreement and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not cancel or supersede the Plans.
(k)The Executive acknowledges that the Executive is entering into this Agreement of the Executive’s own free will and accord with no duress, and that the Executive has read this Agreement and understands it and its legal consequences. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the drafting party.
(l)This Agreement may be executed in counterparts, and signatures hereon may be exchanged by e-mail transmission, all of which, taken together, shall constitute the original single Agreement, binding in accordance with its terms.
This Agreement has been duly executed in two original copies of which each of the parties hereto has taken one.

PVH B.V.
By: /s/ Marc Busscher
Name: Marc Busscher
Title: Director

Date: October 21, 2020
Place: Amsterdam, the Netherlands

PVH B.V.
By: /s/ Yu Lian de Bakker
Name: Yu Lian de Bakker
Title: SVP Legal Affairs and proxy holder
Date: October 21, 2020
Place: Amsterdam, the Netherlands
EXECUTIVE
/s/ Martijn Hagman
    Martijn Hagman
Date: October 21, 2020
Place: Amsterdam, the Netherlands

Exhibit A
Martijn Hagman
Corellistraat 16
1077 HD
Amsterdam

Amsterdam, 7 April 2020

Re: voluntary salary reduction

We hereby confirm what has been announced by Daniel Grieder, CEO PVH Europe, today and ask your consent to the following.

As discussed, understanding the material negative effect caused by the COVID-19 pandemic on the business and the financial health of PVH Europe, the Bullseye 4 (BE4) cost-savings program, and other measures are currently being executed to protect our business.

Whilst 2019 bonus payout and the payout of the GRIP award for the 2017-2019 performance cycle will be made not later than April 30, 2020, in our position as leaders of PVH Europe, we must support PVH through these challenging times and protect the jobs and compensation of the people on our teams.

We therefore ask you to agree to a temporary salary cut for our senior management group. For you, in your role of CFO & COO, Tommy Hilfiger Global and PVH Europe, this temporary salary cut represents 25% of your gross monthly salary. This measure will last at least three months starting 1 April 2020, and will be extended until 80% of our European owned and operated (O&O) stores are open again, with a maximum of six months in total, being until 1 October 2020 at the latest. Following the month in which at least 80% of our European O&O stores are open again, we will resume 100% payment of your original salary.

2020 bonus payout opportunities will be set based on targets for the second half of fiscal 2020 and, therefore, will represent 50% of the payout opportunities that were in effect for the fiscal 2019 bonus at each of the threshold, target and maximum award levels.

We realize that this is not an easy decision but we believe it is the right one at this time in these extraordinary circumstances and is necessary in order to avoid further impacts on our teams. It is our recommendation to the leadership to agree with this measure and, therefore, we ask you to sign this letter for acceptance of the voluntary salary reduction of 25%. Please return this signed document back by 14 April 2020.

We would like to emphasize our appreciation and thank you for your commitment, efforts, creativity and passion through these challenging times.

Kind regards,

Analia Mac Laughlin
EVP People & Campus PVH Europe

/s/ Analia Mac Laughlin
A-1

I hereby waive any claim I might have under my employment contract, applicable law or otherwise and release my employer and its affiliates, including but not limited to PVH Europe B.V. and PVH Corp., from any liability with respect to any of the timing of my bonus and GRIP payouts, the temporary reduction of my base salary or my lower bonus opportunities for 2020. I understand that in all other instances my employment contract remains in full force and effect and the terms of my employment are unchanged.

Signature for acceptance:

/s/ Martijn Hagman
Martijn Hagman

07/04/2020
Date

A-2